Exhibit 21
VF CORPORATION
SUBSIDIARIES OF THE CORPORATION
Following is a listing of the significant subsidiaries of the Corporation, at December 29, 2007:

Name	Jurisdiction of Organization
Eagle Creek, Inc.	Delaware
Green Sport Monte Bianco S.p.A.	Italy
GS Holding S.r.l.	Italy
Imagewear Apparel Corp.	Delaware
JanSport Apparel Corp.	Delaware
John Varvatos Enterprises, Inc.	Delaware (80% owned)
Lee Bell, Inc.	Delaware
lucy activewear, inc.	Delaware
Nautica Apparel, Inc.	Delaware
Nautica Retail USA, Inc.	Delaware
Norte Indumentaria S.A.	Argentina
Ring Company	Delaware
Ring Holdings, Inc.	Delaware
Seven For All Mankind, LLC	Delaware
South Cone, Inc.	California
The H. D. Lee Company, Inc.	Delaware
The North Face Apparel Corp.	Delaware
The North Face Italy S.r.l.	Italy
VF Asia Ltd.	Hong Kong
VF Canada, Inc.	Canada
VF Chile S.A.	Chile
VF Arvind Brands Pte Ltd.	India (60% owned)
VF do Brasil Ltda.	Brazil
VF Ege Soke Giyim Sanayi ve Ticaret A.S.	Turkey
VF Europe B.V.B.A.	Belgium
VF Outlet, Inc.	Delaware
VF Germany Textil-Handels GmbH	Germany
VF Imagewear, Inc.	Delaware
VF Imagewear Canada, Inc.	Canada
VF Imagewear Royal, Inc.	Delaware
VF International Sagl	Switzerland
VF Investments S.à r.l.	Luxembourg
VF Italia, S.r.l.	Italy
VF (J) France, S.A.	France
VF Jeanswear de Mexico S.A. de C.V.	Mexico
VF Jeanswear Limited Partnership	Delaware
VF Luxembourg S.à r.l.	Luxembourg
VF Mauritius Ltd.	Mauritius
VF Northern Europe Ltd.	United Kingdom
VF Outdoor, Inc.	Delaware
VF Outdoor (Canada), Inc.	Canada
VF Polska Sp. zo.o.	Poland
VF Scandinavia A/S	Denmark
VF Sportswear, Inc.	Delaware
VFJ Credit Corp.	Delaware
Vans, Inc.	Delaware
Vans Madeira, S.L.	Portugal
Wrangler Apparel Corp.	Delaware
Excludes subsidiaries which, if considered as a single subsidiary or after taking into account the elimination of intercompany accounts, would not constitute a significant subsidiary. All listed subsidiaries are 100% owned, except as noted.